UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form CB
TENDER OFFER/RIGHTS OFFERING NOTIFICATION FORM
(AMENDMENT NO. 3 )
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to file this Form:

Securities Act Rule 801 (Rights Offering)	☐
Securities Act Rule 802 (Exchange Offer)	☒
Exchange Act Rule 13e-4(h)(8) (Issuer Tender Offer)	☐
Exchange Act Rule 14d-1(c) (Third Party Tender Offer)	☐
Exchange Act Rule 14e-2(d) (Subject Company Response)	☐

Filed or submitted in paper if permitted by Regulation S-T Rule 101(b)(8)	☐
GT 2005 BONDS B.V.

(Name of Subject Company)

(Translation of Subject Company’s Name into English (if applicable))
THE NETHERLANDS

(Jurisdiction of Subject Company’s Incorporation or Organization)
GT 2005 BONDS B.V.

(Name of Person(s) Furnishing Form)
CALLABLE STEP-UP GUARANTEED SECURED BONDS DUE 2014

(Title of Class of Subject Securities)

(CUSIP Number of Class of Securities (if applicable))
GERARD JAN VAN SPALL
GT 2005 BONDS B.V.
ATTENTION: TRADMAN NETHERLANDS B.V.
LAAN VAN KRONENBERG 8
1183 AS AMSTELVEEN
THE NETHERLANDS
PHONE: +31 20 301 3600

(Name, Address (including zip code) and Telephone Number (including area code) of Person(s) Authorized to Receive Notices and Communications on Behalf
of Subject Company)
JUNE 12, 2009

(Date Tender Offer/Rights Offering Commenced)

PART I — INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
Item 2. Informational Legends
PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
PART III — CONSENT TO SERVICE OF PROCESS
PART IV — SIGNATURES
EX-7 Supplement dated July 15, 2009 to the Exchange Offer and Consent Solicitation Memorandum dated June 12, 2009, as amended by the supplement dated June 24, 2009

PART I — INFORMATION SENT TO SECURITY HOLDERS
Item 1. Home Jurisdiction Documents
The following documents are attached as exhibits to this form:
Exhibit Number
1.*	Exchange Offer and Consent Solicitation Memorandum dated June 12, 2009

3.**	Supplement dated June 24, 2009 to the Exchange Offer and Consent Solicitation Memorandum dated June 12, 2009

5.***	Notice of adjourned bondholder meeting dated July 9, 2009

7.****	Supplement dated July 15, 2009 to the Exchange Offer and Consent Solicitation Memorandum dated June 12, 2009, as amended by the supplement dated June 24, 2009

*	Previously furnished as exhibit to Form CB filed with the Securities and Exchange Commission on June 15, 2009.

**	Previously furnished as exhibit to Form CB/A filed with the Securities and Exchange Commission on June 25, 2009.

***	Previously furnished as exhibit to Form CB/A filed with the Securities and Exchange Commission on July 10, 2009.

****	Furnished herewith.
Item 2. Informational Legends
The required legends have been included in prominent portions of the Exhibit 1 referred to in Item 1.
PART II — INFORMATION NOT REQUIRED TO BE SENT TO SECURITY HOLDERS
Exhibit Number
2.*	Press Release dated June 12, 2009

4.**	Press Release dated June 24, 2009

*	Previously furnished as exhibit to Form CB filed with the Securities and Exchange Commission on June 15, 2009.

**	Previously furnished as exhibit to Form CB/A filed with the Securities and Exchange Commission on June 25, 2009.
PART III — CONSENT TO SERVICE OF PROCESS
Form F-X filed on June 15, 2009 with the Securities and Exchange Commission

PART IV — SIGNATURES
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
/s/ Gerard Jan van Spall

(Signature)
Gerard Jan van Spall, Attorney

(Name and Title)
July 16, 2009

(Date)